UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2012

DIALOGIC INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33391	94-3409691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1504 McCarthy Boulevard Milpitas, California		95035
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 750-9400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on February 28, 2012, Dialogic Inc. (the “Company”) received a deficiency letter from the Listing Qualifications Department of The NASDAQ Stock Market (“Staff”), notifying it that, for the prior 30 consecutive business days, the bid price for the Company’s common stock had closed below the minimum $1.00 per share requirement for continued listing on The NASDAQ Global Market pursuant to NASDAQ Listing Rule 5450(a)(1) (the “Bid Price Rule”), and that it would be given 180 calendar days, or until August 27, 2012, to regain compliance with the Bid Price Rule. On August 28, 2012, the Company received a Staff Determination Letter from Staff notifying it that the Company has not regained compliance with the Bid Price Rule, and is not eligible for a second 180 calendar day compliance period.

The August 28, 2012 Staff Determination Letter stated that the Company’s securities will be scheduled for delisting from The NASDAQ Global Market and will be suspended at the opening of business on September 6, 2012 unless the Company requests an appeal of Staff’s decision to the Hearings Panel (the “Panel”) in accordance with the procedures set forth in the NASDAQ Listing Rule 5800 Series. Accordingly, the Company has requested a hearing before the Panel; this request has already been granted, and a hearing has been scheduled for October 4, 2012. Moreover, under the NASDAQ Listing Rules, and as has already been confirmed to the Company, this request for a hearing has automatically stayed the delisting of the Company’s common stock pending the issuance of a determination by the Panel. In addition, the Company has scheduled a special meeting of its stockholders on September 14, 2012 to approve a proposed amendment to the Company’s certificate of incorporation to effect a reverse split of the Company’s outstanding shares of common stock by a ratio of five to one, which is expected to bring the Company into compliance with the Bid Price Rule in advance of its scheduled appeal hearing. However, there can be no assurance that the Company’s appeal would be successful.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIALOGIC INC.

Dated: August 31, 2012	By:	/s/ Anthony Housefather
Anthony Housefather
EVP Corporate Affairs and General Counsel